Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
February 20, 2014

Thank you Tim and good morning everyone.

I am pleased with our Inland Barge Group’s fourth quarter results, which showed solid improvement over the third quarter of 2013, in large part due to our recent investments in our facilities. These investments enhanced our flexibility, allowing us to produce a more favorable product mix.

During the fourth quarter, our barge group took orders totaling approximately $97 million, bringing the barge backlog to $430 million at the end of the year. Demand for hopper barges is still weak despite the relatively strong harvest last fall, which typically stimulates equipment purchases. We believe this is in part due coal barges being converted to transport agriculture products. We are watching these demand drivers closely and are well-positioned should a pickup in activity occur.

Demand drivers for tank barge orders continue to be favorable; however, our customers are closely monitoring the absorption of new equipment into the marketplace. As upstream infrastructure investments are completed, we expect downstream markets to begin expanding, resulting in increasing shipments of chemical and petrochemical commodities, which should have a positive effect on tank barge demand.

For the full-year 2014, we currently expect a revenue run rate similar to 2013, and a slight decline in profit due to our planned production mix. We have a steady backlog of orders, and our facilities are well positioned to respond to any additional changes in demand.

Moving to our Construction Products Group

Revenue increased modestly due to acquisition-related volumes. Operating margin declined year-over-year to 6.2% from 8.5%, primarily due to weather-related issues. The first quarter of 2014 continues to be relatively slow due to poor weather conditions.

In the fourth quarter, we acquired a galvanizing business located in San Antonio, Texas. This facility provides a full range of galvanizing services to a diverse group of industrial and energy end markets in the surrounding area. Our galvanizing operations are primarily located in the southern U.S. We will continue to seek opportunities in the galvanizing business.

Inquiry levels for highway products are stable, with activity in 2014 expected to be similar to 2013. There continues to be uncertainty due to the expiration of the current Federal Highway Bill in October. Until these issues are addressed, revenue and earnings growth from this segment will likely be acquisition related.

Moving to our Energy Equipment Group

During the fourth quarter, the group set new records for both quarterly and annual revenues. I am pleased with the group’s progress in growing its portfolio of businesses. Fourth quarter revenues increased approximately 13% year-over-year, primarily due to increased shipments of domestic containers serving the agricultural, industrial, and residential markets, and storage containers serving the energy sector. The group reported an operating profit of $17 million and a margin of 9.1%.

Our wind towers business is well positioned to realize operating leverage during 2014 due to its strong backlog of $554 million.

Since the start of this year, we completed three acquisitions in the Energy Equipment Group. These businesses are expected to add a combined revenue of $90 to $100 million on an annual basis.

The acquisition of Wesmor Cryogenic and Alloy Custom Products broadens our presence in the cryogenic containers market. Combined, these two acquisitions have placed Trinity as one of the market leaders in cryogenic transportation equipment.

Cryogenic products are double-wall tanks used to store and transport liquefied gasses for a variety of uses. One of the growing uses is for liquefied natural gas or LNG.

In addition, we also acquired Platinum Energy Services, which expands our product portfolio to include energy-related equipment used at the well-site and in midstream locations.

We continue to invest resources to identify and pursue opportunities to add new businesses to our portfolio that enhances our competencies, complements our product offering, and expands our reach in the markets we are pursuing.

Overall, I am pleased with our performance during the fourth quarter.

At this time, I will turn the presentation over to Steve.